Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217944 on Form S-8 of our report dated February 16, 2018, relating to the financial statements and financial statement schedule of Gardner Denver, Inc. appearing in the Annual Report on Form 10-K of Gardner Denver Holdings, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 16, 2018